                                                                     Exhibit 8.1

                        [LETTERHEAD OF SIDLEY & AUSTIN]



                               November 14, 1997


Wausau Paper Mills Company
One Clark's Island
Wausau, Wisconsin 54402

        Re: Certain Federal Income Tax Aspects of the Merger of a Wholly-Owned Subsidiary of Wausau Paper Mills Company into Mosinee Paper Corporation

Ladies and Gentlemen:

        We refer to the Agreement and Plan of Merger dated as of August 24, 1997 (the "Merger Agreement") among Wausau Paper Mills Company, a Wisconsin Corporation ("Parent"), WPM Holdings, Inc., a Wisconsin corporation and a direct, wholly-owned subsidiary of Parent ("Merger Sub"), and Mosinee Paper Corporation, a Wisconsin corporation ("Company"), which provides for the merger (the "Merger") of Merger Sub with and into the Company on the terms and conditions therein set forth, the time at which the Merger becomes effective being hereinafter referred to as the "Effective Time." Capitalized terms used but not defined herein have the meanings specified in the Merger Agreement.

        As provided in the Merger Agreement, at the Effective Time, by reason of the Merger: (i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than treasury shares or shares owned by Parent or its wholly-owned subsidiaries which will be canceled) will be automatically converted into 1.4 shares of Parent Common Stock, (ii) shares of Company Common Stock will no longer be outstanding and will be canceled and retired automatically and will cease to exist, and (iii) each certificate previously representing such shares of Company Common Stock will thereafter represent only the right to receive a certificate representing shares of Parent Common Stock into which such shares of Company Common Stock were converted in the Merger. Cash will be paid in lieu of fractional shares of Parent Common Stock.

        The Merger and the Merger Agreement are more fully described in Parent's Registration Statement on Form S-4 (the "Registration Statement") relating to the registration of shares of Parent Common Stock to which this opinion is an exhibit, which is being filed by Parent with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and copies of which

[LETTERHEAD OF SIDLEY & AUSTIN]

Wausau Paper Mills Company
November 14, 1997
Page 2


have been provided to us. The Registration Statement includes the Proxy Statement/Prospectus (the "Prospectus") of Parent and Company. In addition, we have been furnished with tax certificates executed by officers of Parent and Company (the "Tax Certificates").

        In rendering the opinions expressed below, we have relied upon the accuracy and completeness of the facts, information and representations, and the covenants contained in the Merger Agreement, the Prospectus and such other documents as we have deemed relevant and necessary. Such opinions are conditioned upon, among other things, the accuracy and completeness thereof as of the date hereof, and as of the Effective Time. Moreover, we have assumed the absence of any change to any of such instruments between the date hereof and the Effective Time.

        We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with original documents of all copies submitted to us for our examination. We have further assumed that: (i) the transactions related to the Merger or contemplated by the Merger Agreement will be consummated (A) in accordance with the Merger Agreement and (B) as described in the Prospectus; (ii) the Merger will qualify as a statutory merger under the laws of the State of Wisconsin; and (iii) as of the date hereof, and as of the Effective Time (as if made as of the Effective Time), the written statements made by officers of Parent and Company contained in the Tax Certificates (the accuracy of which in no case have we investigated or verified) will be accurate in all respects.

        In rendering the opinions expressed below, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), regulations promulgated thereunder by the United States Treasury Department (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that the Code, the Regulations and such judicial decisions, administrative interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect; and any such change could affect the opinions stated herein.

        Based upon and subject to the foregoing, it is our opinion, as special counsel for Parent, that:

                (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and Company, Merger Sub and Parent will each be a party to that reorganization within the meaning of
        Section 368(b) of the Code;

                (ii) no gain or loss will be recognized by Parent, Merger Sub or Company as a result of the Merger;

                (iii) no gain or loss will be recognized by the shareholders of Company who exchange their shares of Company Common Stock solely for shares of Parent

[LETTERHEAD OF SIDLEY & AUSTIN]

Wausau Paper Mills Company
November 14, 1997
Page 3



        Common Stock (except with respect to cash, if any, received in lieu of fractional shares of Company Common Stock) as a result of the Merger;

                (iv) the aggregate tax basis of the shares of Parent Common Stock received in exchange for shares of Company Common Stock pursuant to the Merger (including a fractional share of Parent Common Stock for which cash is paid) will be the same as the aggregate tax basis of such shares of Company Common Stock;

                (v) the holding period for shares of Parent Common Stock received in exchange for shares of Company Common Stock pursuant to the Merger will include the holder's holding period for such shares of Company Common Stock, provided such shares of Company Common Stock were held as capital assets by the holder at the Effective Time; and

                (vi) a stockholder of Company who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's basis in the fractional share (determined under clause (iv) above) and the amount of cash received.

        Based solely upon and subject to the foregoing, it is also our opinion that the statements under the caption "Certain Federal Income Tax Consequences" in the Prospectus, to the extent that they constitute matters of law or legal conclusions, are correct in all material respects and address all material federal income tax consequences of the Merger to the shareholders of the Company.

        Except as expressly set forth in paragraphs (i) through (vi), inclusive, and in the preceding paragraph, you have not requested, and we do not herein express, any opinion concerning the tax consequences of, or any other matters related to, the Merger.

        We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinions expressed above, including any changes in applicable law which may hereafter occur.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm and this opinion in the Joint Proxy Statement/Prospectus included as part of the Registration Statement.


                                        Very truly yours,

                                        /s/ Sidley & Austin
                                        ------------------------